Exhibit 7
Schedule of Transactions
Shamrock Activist Value Fund II, L.P.

	Number of	Price Per Common
Date	Common Shares	Share in $US*
11/15/05	75,000	$6.1580
11/16/05	42,700	$6.1424
11/17/05	75,000	$6.2091
11/18/05	55,200	$6.3681
11/21/05	55,000	$6.5744
11/28/05	75,000	$6.3635
11/29/05	44,500	$6.4025
11/30/05	57,200	$6.6099
12/20/05	50,000	$6.4097
12/21/05	50,000	$6.4435
12/22/05	50,000	$6.4782
Total Common Shares	629,600
Shamrock Activist Value Fund III, L.P.

	Number of	Price Per Common
Date	Common Shares	Share in $US*
02/02/06	39,715	$7.6383
02/03/06	40,285	$7.4554
02/06/06	39,900	$7.3653
Total Common Shares	119,900
* Excludes Brokerage Commissions